AMENDMENT NO. 11

TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of June 28, 2016, amends the Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Investment Securities Funds (Invesco Investment Securities Fund), a Delaware statutory trust is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to change the name of Invesco Money Market Fund to Invesco Government Money Market Fund;

NOW, THEREFORE, the parties agree that;

1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

FEE SCHEDULE TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT OF

AIM INVESTMENT SECURITIES FUNDS (INVESCO INVESTMENT SECURITIES FUNDS)

Portfolios	Effective Date of Agreement
Invesco Global Real Estate	July 1, 2006

Invesco High Yield Fund	July 1, 2006

Invesco Short Duration Inflation Protected Fund	July 1, 2006

Invesco Government Money Market Fund	July 1, 2006

Invesco Real Estate Fund	July 1, 2006

Invesco Short Term Bond Fund	July 1, 2006

Invesco U.S. Government Fund	July 1, 2006

Invesco Corporate Bond Fund	February 12, 2010

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $5,000 per class of shares is charged for each class other than the initial class. The $5,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.”

In addition to the rate described above, Invesco Government Money Market Fund shall also pay the Administrator 0.03% for the provision of the Money Market Fund Administrative Services.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

INVESCO ADVISERS, INC.

Attest:	/s/ Peter A. Davidson	By:	/s/ John M. Zerr
	Assistant Secretary		John M. Zerr
Senior Vice President
(SEAL)

AIM INVESTMENT SECURITIES FUNDS (INVESCO INVESTMENT SECURITIES FUNDS)

Attest:	/s/ Peter A. Davidson	By:	/s/ John M. Zerr
	Assistant Secretary		John M. Zerr
Senior Vice President
(SEAL)

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